China Fire & Security Group, Inc. Approved for Listing on Nasdaq Capital Market

BEIJING, July 12, 2007 -- China Fire & Security Group, Inc. (OTC Bulletin Board: CFSG ) "China Fire", a leading industrial fire protection products and solutions provider in China, today announced that its common shares have been approved for listing on the Nasdaq Capital Market ("Nasdaq"). The stock will begin trading on Nasdaq at the open on Monday, July 16, 2007, and will retain the ticker symbol CFSG.

"We are very pleased that our Company has met the financial, liquidity and corporate governance requirements for listing on Nasdaq and we believe that this move will lead to increased visibility, liquidity and institutional sponsorship for the Company," commented Brian Lin, Chief Executive Officer of China Fire & Security Group, Inc.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc., through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Sureland Industrial Fire Equipment (Beijing) Limited ("Sureland Equipment"), is engaged primarily in the design, development, manufacture and sale in China of a variety of fire safety products for the industrial fire safety market and the design and installation of industrial fire safety systems in which it uses its own fire safety products. It also provides maintenance services for customers of its industrial fire safety systems.

Headquartered in Beijing with over 30 sales and project offices throughout China, Sureland markets its industrial fire safety products and systems primarily to major companies in the iron and steel, power and petrochemical industries in China. It is developing and expanding its business in other industrial sectors including transportation, wine and tobacco, vessels, nuclear energy, and public space markets.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

Investors:
Matt Hayden,
HC International
Tel: +1-858-704-5065

China Fire & Security Group, Inc.:
Brian Lin, CEO
Tel: +86-10-8589-7509